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                    March 15, 2023

       Calvin D. Smiley, Sr.
       Chief Executive Officer
       VECTOR 21 HOLDINGS, INC.
       9605 W. 49th Ave., #200
       Wheat Ridge, CO 80033

                                                        Re: VECTOR 21 HOLDINGS,
INC.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed March 9, 2023
                                                            File No. 000-56418

       Dear Calvin D. Smiley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Christen Lambert